Two Moons kachinas Corp.
                    9005 Cooble Canyon Lane
                       Sandy, Utah 84093




September 22, 2003



Mark Johnson
P.O. Box 242
Garden City, Utah 84028

Re:       Written Compensation Agreement for the issuance of shares of common stock of Two Moons Kachinas Corp., a Nevada corporation (the "Company"), in consideration of certain consulting services rendered by you as an employee of the Company

Dear Mr. Johnson:

          This written Compensation Agreement will confirm that the Company will issue to you 10,000 shares of common stock of the Company to be registered on Form S-8 of the Securities and Exchange Commission for the following consulting services rendered by you to or for the benefit of the Company as an employee to the date hereof:

          Driving Kachinas for the Company to San Francisco, CA, Del Mar, CA and Marin, CA and back to Sandy Utah; helping with setup and takedown of displays; and manning the display booth during these shows.

          The issuance of these securities shall also be in full compensation and payment of any and all services of any kind or nature rendered by you to the Company to the date hereof.

     Thank you very much.

                                      Yours very sincerely,

                                      /s/ David C. Merrell

                                      David C. Merrell, President



Accepted:


/s/ Mark Johnson
Mark Johnson

Date: 9/22/03